Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-190077 on Form S-8 and Registration Statement No. 333-197919 on Form S-3 of our reports dated March 2, 2017, relating to the consolidated financial statements of UCP, Inc. and subsidiaries, and the effectiveness of UCP, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of UCP, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 2, 2017